For further information: Michele Lopiccolo, VP, Investor Relations Phone 504/576-4879, Fax 504/576-2897 mlopicc@entergy.com

INVESTOR NEWS

Exhibit 99.1

May 2, 2006

ENTERGY REPORTS FIRST QUARTER EARNINGS

NEW ORLEANS - Entergy Corporation reported first quarter 2006 earnings of $0.92 per share on an as-reported basis and $0.90 per share on an operational basis, as shown in Table 1 below. A more detailed discussion of quarterly results begins on page 2 of this release.

Table 1: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
First Quarter 2006 vs. 2005
(Per share in U.S. $)
	2006	2005	Change
As-Reported Earnings	0.92	0.79	0.13

Less Special Items	0.02	(0.01)	0.03

Operational Earnings	0.90	0.80	0.10

Weather Impact	(0.06)	(0.01)	(0.05)

Operational Earnings Highlights for First Quarter 2006

  Utility, Parent & Other achieved higher earnings while still experiencing the effects of two hurricanes that reduced retail sales and pushed interest expense higher as borrowings increased to fund storm costs.
  Entergy Nuclear earnings increased as a result of higher generation due to fewer outage days and uprates, as well as higher energy pricing.
  Entergy's Non-Nuclear Wholesale Assets business had lower results due to the absence of any sales of SO2 allowances in the current period.

"Entergy continues to work to rebound from the devastation of last year's storms," said J. Wayne Leonard, Entergy's chief executive officer. "Constructive progress is evident across a range of operational and regulatory efforts, with more work to be done as we stay focused on delivering high quality service to our customers and strengthening our financial position and results of operations."

Table of Contents		Page

I.	Consolidated Results	2
II.	Utility, Parent & Other Results	3
III.	Competitive Businesses Results Entergy Nuclear Non-Nuclear Wholesale Assets	4 5 6
IV.	Earnings Guidance	6
V.	Forward-Looking Financial Data and Aspirations	8
VI.	Appendices
A.  Entergy New Orleans, Inc. Bankruptcy
B.  Variance Analysis and Special Items
C.  Regulatory Summary
D.  Financial Performance Measures and
      Historical Performance Measures
E.  Planned Capital Expenditures
F.  Debt Maturities
G.  Definitions
	H. GAAP to Non-GAAP Reconciliations	10 11 13 15 16 17 17 19
VII.	Financial Statements	22

Other Highlights:

  Two of Entergy's operating utilities received approval for interim storm cost recovery while provisions of recently enacted Gulf Opportunity Zone tax legislation resulted in a significant cash tax refund in connection with accelerated deductions for storm expenses.
  Entergy received FERC approval for its Independent Coordinator of Transmission proposal.
  Entergy Nuclear received approval for a 20 percent uprate at Vermont Yankee and advanced in the process of increasing generation output at the plant.

Entergy will host a teleconference to discuss this release at 10:00 a.m. CDT on Tuesday, May 2, 2006, with access by telephone, 719-457-2621, confirmation code 6287406. The call and presentation slides can also be accessed via Entergy's web site at www.entergy.com. A replay of the teleconference will be available for the following seven days by dialing 719-457-0820, confirmation code 6287406. The replay will also be available on Entergy's web site at www.entergy.com.

I. Consolidated Results

Consolidated Earnings

Table 2 provides a comparative summary of consolidated earnings per share for first quarter 2006 versus 2005, including a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings. Utility, Parent & Other achieved higher earnings while still experiencing the effects of two hurricanes while Entergy Nuclear earnings increased as a result of higher generation due to fewer outage days and uprates, as well as higher energy pricing. Also, Entergy's non-nuclear wholesale assets business had modestly lower results due to the absence of any sales of SO2 allowances in the current period.
Table 2: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures First Quarter 2006 vs. 2005 (see appendix G for definitions of certain measures)
(Per share in U.S. $)
	First Quarter
	2006	2005	Change
As-Reported
Utility, Parent & Other	0.54	0.42	0.12
Entergy Nuclear	0.39	0.36	0.03
Non-nuclear wholesale assets	(0.01)	0.01	(0.02)
Consolidated As-Reported Earnings	0.92	0.79	0.13

Less Special Items
Utility, Parent & Other	0.02	(0.01)	0.03
Entergy Nuclear	-	-	-
Non-nuclear wholesale assets	-	-	-
Consolidated Special Items	0.02	(0.01)	0.03

Operational
Utility, Parent & Other	0.52	0.43	0.09
Entergy Nuclear	0.39	0.36	0.03
Non-nuclear wholesale assets	(0.01)	0.01	(0.02)
Consolidated Operational Earnings	0.90	0.80	0.10
Weather Impact	(0.06)	(0.01)	(0.05)

Detailed earnings variance analysis is included in appendix B-1 to this release. In addition, appendix B-2 provides details of special items shown in Table 2 above.

Consolidated Net Cash Flow Provided by Operating Activities

Entergy's net cash flow provided by operating activities in first quarter 2006 was $1.0 billion compared to $0.5 billion in first quarter 2005. The increase was due primarily to:

  Receipt in first quarter 2006 of a tax refund of $344 million in connection with Gulf Opportunity Zone tax legislation passed in December 2005.
  Increased collections of $130 million on deferred fuel balances at Utility, Parent & Other.
  Higher revenue of approximately $30 million due to higher prices and incremental generation at Entergy Nuclear.

Table 3 provides the components of net cash flow provided by operating activities contributed by each business with quarter-to-quarter comparisons.

Table 3: Consolidated Net Cash Flow Provided by Operating Activities
First Quarter 2006 vs. 2005
(U.S. $ in millions)
	First Quarter
	2006	2005	Change
Utility, Parent & Other	821	371	450
Entergy Nuclear	213	131	82
Non-nuclear wholesale assets	(21)	(5)	(16)
Total Net Cash Flow Provided by Operating Activities	1,013	497	516

II. Utility, Parent & Other Results

In first quarter 2006, Utility, Parent & Other had earnings of $0.54 per share on an as-reported basis and $0.52 per share on an operational basis compared to $0.42 per share on an as-reported basis and $0.43 per share in operational earnings in first quarter 2005. As-reported 2006 earnings reflect $0.02 per share in special items while there was $(0.01) per share in special items in 2005. Special items in first quarter 2006 include earnings at Entergy New Orleans, Inc. (ENOI) of $0.03 per share. Both first quarter 2006 and 2005 special items include the operating loss from the competitive retail business in Texas, which was $(0.01) per share in each period. Entergy sold its customer base in the retail business in April 2006.

ENOI results for first quarter 2006 are being treated as a special item. As such, its results are included in Utility, Parent & Other as-reported earnings but are excluded from operational earnings. For first quarter 2005 Utility, Parent & Other results include ENOI on both on an as-reported and operational bases. Also, ENOI is de-consolidated for both first quarter 2006 and first quarter 2005 reporting purposes as explained in Appendix A of this release. Accordingly, revenue and expense explanations that follow exclude the revenues and expenses of ENOI.

Earnings for Utility, Parent & Other in first quarter 2006, exclusive of ENOI, reflect:

  Constructive rate actions over the past year including the addition of two highly efficient gas-fired units in retail rates as well as improved margins on wholesale sales contracts.
  Accretion from Entergy's share repurchase program.

Partially offsetting the above factors were higher operation and maintenance expense, higher interest expense realized in connection with borrowings to pay for storm restoration costs for Hurricanes Katrina and Rita, and milder-than-normal weather. The higher operation and maintenance expense resulted from increased storm reserves and costs associated with Perryville and Attala which were expected and are being recovered in rates. Also contributing to the increase in operation and maintenance expense was higher nuclear expense associated with an unplanned outage.

ENOI results for first quarter 2006 reflect earnings of $0.03 per share. In first quarter 2005, ENOI also earned $0.03 per share. First quarter 2005 results reflect a normal operating environment for ENOI where results were primarily driven by margin on sales to retail customers. However, as a result of Hurricane Katrina, and the subsequent filing by ENOI for reorganization under Chapter 11 of the U.S. Bankruptcy Code, first quarter 2006 results reflect the ongoing impact of the hurricane as well as certain actions taken by ENOI specific to its continuing effort to recover financially from this storm. Results for the current period include significantly lower revenues from customers due to extended outages and customer losses partially offset by lower operation and maintenance expense due to the continued focus on storm restoration rather than routine operating activities, and ongoing cost reduction initiatives. In addition, net wholesale revenue is materially higher due to an increase in energy available for sales for resale due to the lower retail usage caused by Hurricane Katrina. Finally, current results reflect lower interest expense due to the cessation of interest accruals on first mortgage bonds as a result of an agreement among bondholders and ENOI in the Chapter 11 bankruptcy proceeding.

Electricity usage excluding ENOI, in gigawatt-hour sales by customer segment, is included in Table 4. Current quarter sales reflect the following:

  Residential sales in first quarter 2006, on a weather-adjusted basis, were up 2 percent compared to first quarter 2005.
  Commercial and governmental sales, on a weather-adjusted basis, were up 2 percent.
  Industrial sales experienced a decrease of 4 percent in first quarter 2006 compared to the same period a year ago.

The decline in the industrial sector in first quarter reflects the storm-related impact that was concentrated in the chemical and refining industries which currently make up more than 50 percent of Entergy's industrial sales. Two large industrial customers remain out of service, with one expected to return shortly and the second by the end of second quarter 2006. High gas prices have placed some strain on the chemical and paper sectors, but large scale disruptions have not been experienced to date.

Table 4 provides a comparative summary of the Utility's operational performance measures.

Table 4: Utility Operational Performance Measures excluding Entergy New Orleans
First Quarter 2006 vs. 2005 (see appendix G for definitions of measures)
	First Quarter
	2006	2005	% Change	% Weather Adjusted
GWh billed
Residential	6,963	7,170	-2.9%	2.3%
Commercial and governmental	5,916	5,854	1.1%	2.0%
Industrial	9,053	9,452	-4.2%	-4.2%
Total Retail Sales	21,932	22,476	-2.4%	-0.5%
Wholesale	1,555	1,728	-10.0%
Total Sales	23,487	24,204	-3.0%
O&M expense	$16.12	$14.98	7.6%
Number of retail customers (a)
Residential	2,120,033	2,126,685
Commercial & governmental	312,894	315,066
Industrial	39,015	38,484

(a) Customer count data reflects estimates of customers in the hardest hit areas affected by Hurricane Katrina.  Issues associated with temporary housing and resumption of service at permanent dwellings render precise counts difficult at this time.

Appendix C provides information on selected pending local and federal regulatory cases.

III. Competitive Businesses Results

Entergy's competitive businesses include Entergy Nuclear and Non-Nuclear Wholesale Assets. Table 5 provides a summary of Competitive Businesses' capacity and generation sold forward as of the end of the first quarter 2006.

Entergy Nuclear has sold 91%, 81%, and 59% of planned generation at average prices per megawatt-hour of $41, $45 and $50, for the remainder of 2006, 2007 and 2008, respectively. Non-Nuclear Wholesale Assets has contracted for 21%, 21% and 23% of its planned energy and capacity revenues at average prices per megawatt-hour of $25, $28 and $28, for the same periods.

Table 5: Competitive Businesses Capacity and Generation Sold Forward
Remainder of 2006 through 2010 (see appendix G for definitions of measures)
	Remainder of 2006	2007	2008	2009	2010
Entergy Nuclear (EN)
Energy
Planned TWh of generation	26	34	34	35	34
Percent of EN's planned generation sold forward (b)
Unit-contingent	34%	32%	27%	21%	12%
Unit-contingent with availability guarantees	53%	47%	32%	13%	5%
Firm liquidated damages (LD)	4%	2%	0%	0%	0%
Total	91%	81%	59%	34%	17%
Average contract price per MWh (c)	$41	$45	$50	$56	$46

Capacity
Planned net MW in operation	4,200	4,200	4,200	4,200	4,200
Percent of EN's capacity sold forward
Bundled capacity and energy contracts	12%	12%	12%	12%	12%
Capacity contracts	77%	48%	36%	24%	3%
Total	89%	60%	48%	36%	15%
Average capacity contract price per kW per month	$1.1	$1.1	$1.1	$1.0	$0.9

Blended Capacity and Energy Recap (based on revenues)
Percent of EN's planned energy and capacity sold forward	85%	72%	50%	29%	12%
Average contract revenue per MWh (c)	$42	$46	$51	$57	$46

Non-nuclear Wholesale Assets
Capacity
Net MW in operation	1,578	1,578	1,578	1,578	1,578
Percent of ECS's capacity sold forward	30%	29%	29%	19%	17%

Energy
Planned TWh of generation	3	4	4	4	4
Percent of ECS's planned generation sold forward
Unit-contingent	5%	6%	6%	6%	6%
Unit-contingent with availability guarantees	35%	32%	34%	27%	29%
Firm liquidated damages (LD)	0%	0%	0%	0%	0%
Total	40%	38%	40%	33%	35%

Blended Capacity and Energy Recap (based on revenues)
Percent of ECS's planned energy and capacity sold forward	21%	21%	23%	15%	16%
Average contract revenue per MWh	$25	$28	$28	$21	$20

  A portion of EN's total planned generation sold forward for the years 2006-2010 is associated with the Vermont Yankee contract for which pricing may be adjusted. The average contract price in 2010 substantially reflects the sold forward position at Vermont Yankee and not necessarily the current market for the unsold output.
  Average contract prices exclude potential payments that may be owed under the value sharing agreement with the New York Power Authority.

Entergy Nuclear

Entergy Nuclear (EN) earned $0.39 per share on both as-reported and operational bases in first quarter 2006, compared to $0.36 in first quarter 2005. In first quarter 2006 EN had higher generation resulting from the combination of uprates and no planned refueling outage days compared to twenty days in first quarter 2005. In addition, higher pricing contributed to the improved results at EN. Partially offsetting the contributions of higher generation and improved pricing was higher operation and maintenance expense due to the absence of refueling outages in the current period. Operation and maintenance expense decreases during outages as resources working the outage are deferred and subsequently amortized into expense over the next 18-24 months.

Table 6 provides a comparative summary of EN's operational performance measures.
Table 6: Entergy Nuclear Operational Performance Measures
First Quarter 2006 vs. 2005 (see appendix G for definitions of measures)
	First Quarter
	2006	2005	% Change
Net MW in operation (d)	4,135	4,058	2%
Average realized price per MWh	$44.39	$41.56	7%
Production cost per MWh	$19.08	$18.71	2%
Non-fuel O&M expense per MWh	$19.74	$20.03	(1)%
Generation in GWh	8,742	8,267	6%
Capacity factor	97%	93%	4%
Refueling outage days:
Indian Point 3 (e)	-	20

(d) Vermont Yankee's 95 MW uprate was approved in early March 2006. Net MW in operation reflects power ascension as of end of first quarter 2006.

(e) Table reflects the duration of refueling outages that occurred in first quarter 2005. For the Indian Point 3 plant, approximately 6 refueling outage days occurred in second quarter 2005.

Non-Nuclear Wholesale Assets

Entergy's Non-Nuclear Wholesale Assets business realized a loss of $(0.01) per share on both an as-reported and operational bases in first quarter 2006. As-reported and operational results in first quarter 2005 were $0.01 per share and included the sale of SO2 allowances while there were no such sales in the current period.

IV. Earnings Guidance

Entergy is reaffirming as-reported earnings guidance for 2006 in the range of $4.78 to $5.08 per share and operational earnings guidance of $4.50 to $4.80 per share. Earnings guidance ranges exclude ENOI given the uncertainty that remains for this business as it works toward filing a plan of reorganization. During 2006, actual results for ENOI are being separately identified as a special item for earnings release purposes.

Entergy's 2006 guidance was established based on a number of assumptions that are detailed below. Among them were 1) normal weather for the Utility, and 2) an average spot electricity price of $83/MWh for the unsold portion of Entergy Nuclear's 2006 generation. During the first quarter, weather was milder than normal, resulting in lower electricity usage by customers across the Entergy system. Similarly, in part due to milder weather, spot electricity prices averaged $63/MWh during the quarter. Published market prices for the remainder of 2006 now average $70/MWh. While both of these examples, if viewed individually would reduce earnings guidance, Entergy continues to believe its current guidance range is appropriate given the number of months remaining in the year, the potential for other variables to materialize more favorably than projected in guidance, and the volatility in power prices.

Guidance ranges for 2006 are detailed in Table 7 and are based on the following key assumptions which are unchanged from those identified when guidance was initially issued:

Utility, Parent & Other

  Normal weather
  Sales growth of approximately 4%, weighted in the months September - December 2006 due to absence of 2005 hurricane effect
  Non-storm related rate actions, including carryover effects of 2005 rate actions and 2006 rate action for Attala
  Increased non-fuel operation and maintenance expense, including effects of inflation, benefits costs, supply plan, and Independent Coordinator of Transmission implementation along with the absence of 2005 offsets relating to storm restoration work
  Increased interest expense from higher financing requirements

Entergy Nuclear

  35 TWh of total output, reflecting an approximate 94% capacity factor, including 30 day refueling outages at Indian Point 2 (spring 2006) and FitzPatrick (fall 2006) and implementation of 95 MW uprate at Vermont Yankee at end of first quarter 2006
  91% energy sold under existing contracts; 9% sold into the spot market
  $41/MWh average energy contract price, average price of $83/MWh for unsold energy based on published market prices in January 2006
  $20.50/MWh non-fuel operation and maintenance expense reflecting inflation and higher benefits expense; $19/MWh production cost
  Increased interest expense due to increased collateral requirements driven by higher market prices
  Increased depreciation and other expenses

Non-Nuclear Wholesale Assets

  Reduced sales of emissions allowances
  Increased year over year losses

Special Items

  Receipt of additional proceeds from the 2004 sale of EKLP and recognition of gain contingency
  Absence of 2005 results from discontinued competitive retail operation (a 2006 estimate is not presented as ultimate amount depends on timing of sale)

Share Repurchase Program

  The share repurchase program remains suspended following the hurricanes through the end of 2006, resulting in end of year fully diluted shares outstanding of approximately 213 million

The above assumptions assume no regulatory disallowances are ordered by retail regulators for $1.5 billion storm restoration costs ($0.8 billion capital, $0.7 billion regulatory assets). Any such disallowances would be shown as special items.

Earnings guidance details are provided in Table 7. This table demonstrates why 2006 results are expected to differ from 2005 based on the quantification of assumptions described above. For presentation simplicity purposes, year-over-year changes are shown as point estimates and are applied to 2005 actuals to compute the 2006 guidance midpoint. Because there is a range of possible outcomes associated with each earnings driver, a range is applied to the calculated guidance midpoints to produce Entergy's guidance ranges for as-reported and operational earnings excluding Entergy New Orleans.
Table 7: 2006 Earnings Per Share Guidance excluding Entergy New Orleans
(Per share in U.S. $)
Segment	Description of Drivers	2005 Earnings per Share	Expected Change	2006 Guidance Midpoint	2006 Guidance Range

Utility, Parent & Other	2005 Operational Earnings per Share	3.03
	Adjustment to normalize weather		(0.10)
	Increased revenue due to non-storm rate actions and sales growth		0.50
	Increased O&M expense		(0.25)
	Increased interest expense		(0.10)
	Other		(0.03)
	Subtotal	3.03	0.02	3.05

Entergy Nuclear	2005 Operational Earnings per Share	1.32
	Higher contract and market energy pricing		0.42
	Increased generation from uprates and fewer outages		0.10
	Increased O&M expense		(0.10)
	Increased interest expense		(0.05)
	Increased depreciation and other		(0.09)
	Subtotal	1.32	0.28	1.60

Non-Nuclear Wholesale Assets	2005 Operational Earnings per Share	0.05
	Reduced sales of emissions allowances		(0.04)
	Increased losses from non-nuclear wholesale assets		(0.01)
	Subtotal	0.05	(0.05)	0.00

Consolidated Operational
	2006 Operational Earnings per Share	4.40	0.25	4.65	4.50 - 4.80

Consolidated As-Reported	2005 As Reported Earnings per Share	4.19
	Changes detailed above		0.25
	Special items:
	2006 Gain on sale of Entergy-Koch, LP		0.28
	2005 results from discontinued competitive retail operation, including impairment loss		0.21
	2006 As-Reported Earnings per Share	4.19	0.74	4.93	4.78 - 5.08

Earnings guidance should be considered in association with earnings sensitivities as shown in Table 8. These sensitivities illustrate the estimated change in operational earnings resulting from changes in various revenue and expense drivers. Utility sales levels is expected to be the most significant driver of results in 2006 for Utility, Parent & Other due to normal growth in customer usage and the recovery of some portion of load impacted by hurricanes. At Entergy Nuclear, energy prices are expected to be the most significant driver of results in 2006, given the size of EN's unsold position. In 2005, Entergy modified its contracting strategy to provide the flexibility to retain a larger unsold position. This modification provides EN the opportunity to capture higher spot market prices. Increased volatility of expected results was considered as well. Estimated annual impacts shown in the Table 8 are intended to be indicative rather than precise guidance.

Table 8: Earnings Sensitivities excluding Entergy New Orleans
(Per share in U.S. $)
Variable	2006 Guidance Assumption	Description of Change	Estimated Annual Impact (f)

Utility, Parent & Other
Sales growth Residential Commercial/Governmental Industrial Total	Approximately 4% total sales growth weighted in Sept.-Dec. 2006	1% change in Residential MWh sold 1% change in Comm/Govt MWh sold 1% change in Industrial MWh sold 1% change in Total MWh sold	- / + 0.04 - / + 0.03 - / + 0.03 - / + 0.10
Extended outages for Entergy Louisiana customers	31,000 customers of Entergy Louisiana	10,000 return to service	n/a / + 0.03
Rate base	Stable rate base	$100 million change in rate base	- / + 0.02
Return on equity	See Appendix C	1% change in allowed ROE	- / + 0.28
Interest expense	Additional $550M average debt at 6% average interest rate	$100M change in debt	- / + 0.02
Entergy Nuclear
Capacity factor	94% capacity factor	1% change in capacity factor	- / + 0.04
Energy price	9% energy unsold at $83/MWh in 2006	$10/MWh change for unsold energy	- / + 0.09
Non-fuel operation and maintenance expense	$20.50/MWh non-fuel operation and maintenance expense	$1 change per MWh	- / + 0.10
Outage (lost revenue only)	94% capacity factor, including refueling outages at Indian Point 2 and FitzPatrick	1,000 MW plant for 10 days at average portfolio energy price of $41/MWh for sold and $83/MWh for unsold volumes in 2006	- 0.03 / n/a

  Based on 2005 average fully diluted shares of approximately 214 million.

V. Forward-looking Financial Data and Aspirations

Entergy continues to focus on recovery and stability in the aftermath of hurricanes that severely affected its business operations in August and September of 2005. While these storms created issues that may affect near-term financial performance, the company's long-term aspirations remain in tact. Specifically, Entergy aspires to deliver average annual earnings per share growth of 5-6%, to achieve a 9% return on invested capital, and to continue to improve the company's overall credit quality over the long-term. The company's ability to achieve these aspirations over time will be based upon a combination of factors. These include, but are not limited to, intrinsic growth, the recovery of storm-related restoration costs, the return of customers and load to portions of the Entergy service territory that have been severely damaged and further impacted by new flood maps and more stringent building codes, and the amount of cash that is available for capital deployment in investments, share repurchases, dividends or debt retirement.

Table 9 provides details on Entergy's projected cash available for capital redeployment for the period 2006 through 2008 excluding Entergy New Orleans. Entergy expects to have $2.3 billion of cash available over this period for several potential uses: investments in new businesses or assets, repayment of debt or equity, or dividend increases. Net cash flow provided by operating activities shown in the table includes the recovery of fuel costs deferred in periods prior to 2006, and revenue enhancement realized at Entergy Nuclear by capturing opportunities through favorable market pricing. Cash flows from other storm recovery initiatives, such as insurance, regulatory rate relief, or funding through community development block grants, are not included because they are too preliminary or uncertain at this time. Sources of cash also include debt that Entergy believes it could issue in association with new investments while maintaining a net debt ratio of 50% or less. The amount of additional debt could vary depending upon the type of new investment and the credit market environment. Uses of cash shown on the table reflect current estimates of storm restoration spending and share repurchases based on resumption of the $1.5 billion share repurchase program approved in 2004. The amount of repurchases may vary as a result of material changes in business results or capital spending or material new investment opportunities.

Table 9: Projected Cash Available for Capital Redeployment excluding Entergy New Orleans 2006 through 2008 - Reconciliation of GAAP to Non-GAAP Measures (see appendix G for definitions of measures)
($ in billions)	2006-2008

Net cash flow provided by operating activities	7.3
Less:
Net nuclear fuel purchases	(0.4)
Net change in decommissioning trust funds	(0.4)
Planned capital expenditures	(3.6)
Preferred dividends	(0.1)
Free cash flow		2.8

Common dividends		(1.5)
Net share repurchases (includes repurchases under existing program net of equity units conversion and remaining sale proceeds)		0.2
Additional debt capacity (net of maturities)		0.8
Net Cash Available for New Investment, Debt or Equity Repayment, Dividend Increase		2.3

Appendix E provides details on planned capital expenditures by business, and appendix F includes a summarized schedule of debt maturities.

VI. Appendices

Eight appendices are presented in this section as follows:

  Appendix A includes information on Entergy New Orleans, Inc.'s filing for protection under Chapter 11 of the U.S. Bankruptcy Code.
  Appendix B includes earnings per share variance analyses and details on special items that relate to the current quarter.
  Appendix C provides information on selected pending local and federal regulatory cases.
  Appendix D provides financial metrics for both current and historical periods. In addition, historical financial and operating performance metrics are included for the trailing eight quarters.
  Appendix E provides a summary of planned capital expenditures for the next three years.
  Appendix F provides a summary schedule of Entergy Corporation's debt maturities by business.
  Appendix G provides definitions of the operational performance measures and GAAP and non-GAAP financial measures that are used in this release.
  Appendix H provides a reconciliation of GAAP to non-GAAP financial measures used in this release.

Appendix A provides information on the petition filed by Entergy New Orleans, Inc. for protection under Chapter 11 of the U.S. Bankruptcy Code as well as related activities subsequent to the initial filing.
Appendix A: Entergy New Orleans, Inc. Bankruptcy

Bankruptcy Filing

To protect its franchise agreement with the City and ensure continued progress in restoring power and gas service to New Orleans after Hurricane Katrina, on September 23, 2005, Entergy New Orleans, Inc. (ENOI) filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Important decisions were rendered by the bankruptcy court in December 2005 when the court authorized the debtor-in-possession (DIP) financing (described below), approved the priming lien for DIP financing, and ordered that use of insurance proceeds would be determined by ENOI. Numerous motions have been filed with additional motions expected as the bankruptcy proceeding continues. The exclusivity period for filing a final plan of reorganization by ENOI was extended for a second time by the Bankruptcy court and is currently August 21, 2006, with solicitation of acceptances of the plan to be completed by October 18, 2006. ENOI must appear at status conferences on June 26, 2006 and July 26, 2006 to provide progress reports to the Bankruptcy court on the restructuring plan. For more information on documents filed in this proceeding go to www.entergy.com/investor_relations/enoi.aspx.

Debtor-in-Possession Financing

On September 26, 2005, ENOI, as borrower, and Entergy Corporation, as lender, entered into the DIP credit agreement, a debtor-in-possession credit facility to provide funding to ENOI during its business restoration efforts. On December 9, 2005, the bankruptcy court issued its final order approving the DIP Credit Agreement. The indenture trustee of ENOI's first mortgage bonds appealed the final order. Subsequent to the indenture trustee filing its notice of appeal, ENOI, Entergy Corporation, and the indenture trustee filed with the bankruptcy court a motion to approve a settlement among the parties. On March 29, 2006, the bankruptcy court approved the settlement, and the indenture trustee dismissed its appeal. The facility enables ENOI to request funding from Entergy Corporation, but the decision to lend money is at the sole discretion of Entergy Corporation.

Accounting

Entergy owns 100 percent of the common stock of ENOI and has, subject to the rules and requirements of Chapter 11 of the U.S. Bankruptcy Code, continued to supply operating management to ENOI. However, uncertainties surrounding the nature, timing and specifics of the bankruptcy proceedings caused Entergy to de-consolidate ENOI for financial reporting purposes beginning in third quarter 2005 with ENOI's financial results being recorded under the equity method of accounting. Under this methodology, earnings from ENOI are now reflected in Entergy's income statement as equity in the earnings of unconsolidated affiliates.  Because Entergy owns all of the common stock of ENOI, this change has not impacted the amount of net income Entergy has recorded in the current period or any historical period but has resulted in ENOI's net income being presented in one line item rather than included in each individual income statement line item presented. Various line items of Entergy's consolidated balance sheet and cash flow statement have been revised to reflect the impact of de-consolidating ENOI. In addition, the deconsolidation of ENOI's results is retroactive to January 1, 2005 and Entergy's comparative results now reflect ENOI results under the equity method of accounting.

Appendix B-1 provides details of first quarter 2006 vs. 2005 earnings variance analyses for "Utility, Parent & Other," "Competitive Businesses," and "Consolidated."
Appendix B-1: As-Reported Earnings Per Share Variance Analysis
First Quarter 2006 vs. 2005
(Per share in U.S. $, sorted in consolidated
column, most to least favorable)	Utility,		Competitive
	Parent & Other		Businesses		Consolidated
2005 earnings	0.42		0.37		0.79
Net revenue	0.19	(g)	0.13	(h)	0.32
Interest and dividend income	0.04		-		0.04
Depreciation/amortization expense	0.03		-		0.03
Share repurchase effect	0.02		0.01		0.03
Nuclear refueling outage expense	(0.01)		-		(0.01)
Preferred dividend requirements	(0.01)		-		(0.01)
Taxes other than income taxes	(0.02)		(0.01)		(0.03)
Interest expense and other charges	(0.06)	(i)	0.01		(0.05)
Income taxes - other	(0.06)	(j)	0.01		(0.05)
Other income (deductions)	0.02		(0.09)	(k)	(0.07)
Other operation & maintenance expense	(0.02)		(0.05)	(l)	(0.07)
2006 earnings	0.54		0.38		0.92

Utility Net Revenue Variance Analysis 2006 vs. 2005 ($ EPS)
First Quarter
Weather	(0.05)
Sales growth/pricing	0.09
Other	0.15
Total	0.19
  Net revenue increased due to higher margins on wholesale sales contracts and constructive rate actions during 2005. In addition, net revenue also increased from an adjustment of fuel clause recoveries at Entergy Gulf States-LA partially offset by the energy cost recovery true-up at Entergy Arkansas in first quarter 2005. The overall increase in net revenue was partially offset by milder-than-normal weather during the current period.
  Net revenue increased due to higher revenues at Entergy Nuclear as a result of higher pricing and higher generation output due to fewer outage days and power uprates.
  Interest expense and other charges increased due primarily to higher borrowings under credit lines and long-term debt primarily in connection with financing of significant storm restoration costs resulting from Hurricanes Katrina and Rita.
  Income taxes-other increased due primarily to variances in tax reserves based on existing tax liabilities.
  Other income (deductions) decreased in the year-to-date period due to the absence of an adjustment in the decommissioning liability made in first quarter 2005 at Entergy Nuclear.
  Other operation and maintenance expense increased due primarily to no refueling outage days at Entergy Nuclear in the current period. Operating and maintenance expense during refueling outages is deferred and amortized over the subsequent 18-24 months. In addition, the Non-Nuclear Wholesale Assets business experienced higher operating costs as well during the current period due to the return to service of its Harrison County plant.

Appendix B-2 lists special items by business with quarter-to-quarter and year-to-date comparisons. Amounts are shown on both earnings per share and net income bases. Special items are those events that are less routine, are related to prior periods, or are related to discontinued businesses. Special items are included in as-reported earnings per share consistent with generally accepted accounting principles (GAAP), but are excluded from operational earnings per share. As a result, operational earnings per share is considered a non-GAAP measure.

Appendix B-2: Special Items (shown as positive / (negative) impact on earnings)
First Quarter and 2006 vs. 2005
(Per share in U.S. $)
	First Quarter
	2006	2005	Change
Utility, Parent & Other
ENOI results (m)	0.03	-	0.03
Retail business discontinued operations	(0.01)	(0.01)	-
Total Utility, Parent & Other	0.02	(0.01)	0.03
Competitive Businesses
Entergy Nuclear	-	-	-
Non-nuclear wholesale assets	-	-	-
Total Competitive Businesses	-	-	-
Total Special Items	0.02	(0.01)	0.03

(U.S. $ in millions)
	First Quarter
	2006	2005	Change
Utility, Parent & Other
ENOI results	5.6	-	5.6
Retail business discontinued operations	(2.2)	(1.4)	(0.8)
Total Utility, Parent & Other	3.4	(1.4)	4.8
Competitive Businesses
Entergy Nuclear	-	-	-
Non-nuclear wholesale assets	-	-	-
Total Competitive Businesses	-	-	-
Total Special Items	3.4	(1.4)	4.8

(m) ENOI results for first quarter 2005 are included in operational earnings.

Appendix C provides a summary of selected regulatory cases and events that are pending.
Appendix C: Regulatory Summary Table
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation
Entergy Arkansas	11.00%

Recent activity: On March 31, 2006, the APSC suspended the annual revised Energy Cost Recovery Rider (ECR) rate increase scheduled to take effect the first billing cycle in April pending further investigation. On April 7, 2006 the APSC issued a show cause order on prospective elimination of ECR and requiring a current cost-of-service study by June 8, 2006. EAI has filed for rehearing of the APSC orders, asking that the ECR rider filed in March 2006 be implemented subject to refund, and that the APSC rescind its show cause order. The APSC Staff has filed testimony supporting EAI's request that the ECR rate be implemented subject to refund. A procedural schedule in the ECR proceedings has not been set.
Background: EAI's base rates and the ECR have been in effect since 1998.  EAI has been evaluating timing for a potential base rate case and expects to make a filing in third quarter 2006. In December 2005, EAI provided notice of its intent to terminate participation in the Entergy System Agreement, following a final order from FERC establishing terms under which EAI may be required to make payments to other operating companies to achieve rough production cost equalization.
Storm Cost Recovery: EAI has not yet filed for storm cost recovery. The company's estimated storm costs are significantly less than the other Entergy subsidiaries. The base rate proceeding will include an adjustment to storm reserves to reflect recent storm restoration costs.

Entergy Gulf States - TX	10.95%

Recent activity: On April 11, 2006, a unanimous settlement was filed allowing recovery of $14.5 million per year in transition to competition costs over a 15-year period. Interim rates at this level were implemented on March 1, 2006, subject to refund. The Public Utility Commission of Texas (PUCT) is expected to consider the formal settlement in May 2006.
Background: EGS-TX has operated under a base rate freeze since 1999. In July 2004, the PUCT effectively rejected the company's proposal to advance to Retail Open Access and as a result, the company filed a rate case which was dismissed by the PUCT. Legislation was subsequently enacted in June 2005 which allows EGS-TX to file for rate relief through riders for incremental capacity costs and transition costs. In December 2005, the PUCT approved the recovery of $18 million annually beginning in December 2005 for capacity costs, subject to reconciliation from September 2005. The legislation also extended to mid 2008 the base rate freeze EGS-TX has been in since 1999. The company believes storm damage can be considered as a special one-off rate rider.
Storm Cost Recovery: In response to procedural recommendations of the PUCT staff, EGS-TX filed updated storm cost estimates in January and March 2006. Additional updates are to be provided on May 15, with a final accounting filing expected on June 1, 2006. A securitization bill is expected to be introduced at the Texas special legislative session that began April 17, 2006. The Governor has indicated that school finance issues must be resolved first before other issues will be considered.

Entergy Gulf States - LA	9.90% - 11.40%

Recent activity: In January 2006, the Louisiana Public Service Commission (LPSC) Staff recommended a $0.5 million refund for the two-year period 2004 and 2005 to be applied to future capacity deferrals and a $36.8 million rate increase effective October 2005. These recommendations were in response to the company's 2005 formula rate plan (FRP) filing which indicated that a $37.2 million rate increase was required to recover (1) a $21.1 million FRP increase and (2) $16.1 million in Perryville costs. On March 29, 2006, the LPSC approved the uncontested stipulation of the Staff and the company.
Background: In March 2005, the LPSC approved a Global Settlement which included among other things, the establishment of a FRP with a 10.65% ROE midpoint and a +/- 75 basis point bandwidth and a recovery mechanism for Commission approved capacity additions. Earnings outside the bandwidth are allocated 60% to customers and 40% to the company. The next filing will be made in May 2006 based on a 2005 test year.
Storm Cost Recovery: In December 2005, EGS-LA filed for interim recovery of $141 million storm costs. In February 2006, the LPSC ordered interim recovery of up to $6 million of storm costs through the fuel adjustment clause during the period March to September 2006. In September until final storm recovery is issued, interim recovery of $0.85 million per month will be included in the FRP, offset by any earnings above the top of the FRP band from the 2005 test year and any ensuing period in which interim relief is being collected. The Phase II filling is expected in the second or third quarter 2006. A securitization bill has been sponsored in the current legislative session and has been approved by the House Commerce Committee and the House of Representatives. The regular session ends no later than June 19.

Entergy Louisiana	9.45% - 11.05%

Recent activity: None.
Background: In May 2005, the LPSC approved a modified settlement in response to ELL's January 2004 request for a base rate increase. The settlement included, among other things, a rate reduction of $6.7 million which was subsequently reduced to $0.8 million, and an FRP with a 10.25% ROE midpoint and a +/- 80 basis point bandwidth and a recovery mechanism for Commission approved capacity additions. Earnings outside the bandwidth are allocated 60% to customers and 40% to the company. The first filing will be made in May 2006 based on a 2005 test year.
Storm Cost Recovery: In December 2005, ELL filed for interim recovery of $355 million storm costs. In February 2006, the LPSC ordered interim recovery of up to $14 million of storm costs through the fuel adjustment clause during the period of March to September 2006. In September until final storm recovery is issued, interim recovery of $2 million per month will be included in the FRP, offset by any earnings above the top FRP band from the 2005 test year and any ensuing period in which interim relief is being collected. The Phase II filing is expected in the second or third quarter 2006. A securitization bill has been sponsored in the current legislative session and has been approved by the House Commerce Committee and the House of Representatives. The regular session ends no later than June 19.

Appendix C: Regulatory Summary Table (continued)
Company/ Proceeding	Authorized ROE	Pending Cases/Events
Retail Regulation
Entergy Mississippi	9.74% - 12.44%

Recent activity: On April 10, 2006, EMI submitted its 2005 Evaluation Report that reflected a Performance Adjusted Benchmark Return on Equity of 11.09%, including 0.53% for performance incentives. The Earned Return on Equity was 9.35%, resulting in a revenue deficiency of approximately $6.0 million and a rate increase request of approximately $3.0 million. The report is currently being reviewed by the Mississippi Public Utilities Staff (MPUS).
Background: EMI has been operating under a formula rate plan last approved in December 2002. The FRP allows the company's earned ROE to increase or decrease within a bandwidth with no change in rates; earnings outside the bandwidth are allocated 50% to customers and 50% to the company, but on a prospective basis only. The plan also provides for performance incentives that can increase or decrease the benchmark ROE by as much as 100 basis points. The current mid-point of the ROE bandwidth, including performance incentives, is 11.09%. In December 2005, EMI received an order from MPSC approving purchase of the Attala facility and authorizing interim recovery. Pursuant to this order, EMI will file a base rate case in third or fourth quarter 2006 to obtain permanent recovery of, i.e. a return of and on, the Attala facility.
 Storm Cost Recovery: In December 2005, EMI requested recovery of $84 million for storm costs recorded through November 2005. In February 2006, EMI filed an Application for an Accounting Order that requested the Mississippi Public Service Commission (MPSC) to certify an additional $36 million in storm restoration costs (or $120 million total) that had been identified through January 2006. In March 2006, EMI and the MPUS filed a Joint Stipulation that the initial procedural schedule be suspended and that the February 2006 Application be amended to include all restoration costs. Pursuant to the revised schedule, an order would be issued certifying storm restoration costs in June 2006, with any rate relief filing to be made after determination of community development block grant and securitization funds. Securitization legislation was signed into law on March 6, 2006. EMI plans to file a request for a financing order under the new law with the MPSC in the summer of 2006 with the earliest timing of the order becoming effective in fourth quarter 2006.

Entergy New Orleans	9.75% - 11.75% (electric) 10.25% - 11.25% (gas) 10.75% in 2006 with no bandwidth (gas)

Recent activity: In recognition of the May elections in the City of New Orleans, on April 20, 2006, the City Council of New Orleans agreed to delay ENOI's 2005 FRP filing to July 2006, from the original May 2006 filing deadline.
Background:  In September 2005, the City Council of New Orleans approved a two year extension of ENOI's FRP with a ROE mid-point of 10.75%, a 45% hypothetical equity ratio, and electric and gas ROE bandwidths of 100 and 50 basis points, respectively. The Council's order also decoupled the company's Generation Performance-Based Rate (G-PBR) from its electric FRP, thereby allowing ENOI to earn up to $4.5 million annually under the G-PBR. However, the G-PBR has been temporarily suspended due to effects from Hurricane Katrina.
Storm Cost Recovery: ENOI has not yet filed for storm cost recovery. The timing and components of such a filing are subject to other recovery initiatives.
Bankruptcy activity: The current schedule proposed by the Bankruptcy Court calls for the plan of reorganization to be filed in August 2006, the second extension from the original date in January 2006 and the initial extension date in April 2006.

Wholesale Regulation (FERC)
System Energy Resources, Inc.	10.94%	Recent activity: None Background: ROE approved by July 2001 FERC order. No cases pending.

System Agreement	NA

Recent activity: A compliance filing to implement the FERC decision in this case was filed by Entergy at FERC on April 10, 2006 which proposed that all payments required by the June 2005 FERC decision be properly reflected as fuel costs.
Background: The system agreement case, originally filed in 2001, addresses reallocation of production costs among the utility operating subsidiaries. In June 2005, the FERC issued a decision stating that rough production cost equalization did not exist in the Entergy system. The FERC established a bandwidth of +/- 11 % to reallocate production costs and ordered that this approach be applied prospectively. In December 2005, FERC essentially denied requests for rehearing of its June 2005 order and established, among other things, that 1) the bandwidth would be applied to calendar year 2006 actual production costs and 2) 2007 would be the first possible year of payments among Entergy's operating companies. Appeals of this decision were filed by the APSC, LPSC, MPSC and AECC in the federal appeals court for the D.C. circuit. These appeals have been consolidated. The City of New Orleans intervened in the LPSC appeal, and Entergy has intervened in all appeals.

Independent Coordinator of Transmission (ICT)	NA

Recent activity: On April 24, 2006 the FERC approved Entergy's ICT proposal with modification.
Background: Entergy initially filed for FERC approval of its alternative transmission structure in April 2004. In that and subsequent filings, Entergy proposed that an independent entity (the ICT) perform certain transmission functions, oversee other aspects of the operation of the transmission system, and implement a more efficient expansion pricing policy. Based on a positive Declaratory Order issued by the FERC in March 2005, Entergy filed for approval of the ICT in May 2005.

Appendix D-1 provides comparative financial performance measures for the current quarter. Appendix D-2 provides historical financial performance measures and operating performance metrics for the trailing eight quarters. Financial performance measures in both tables include those calculated and presented in accordance with generally accepted accounting principles (GAAP), as well as those that are considered non-GAAP measures.

As-reported measures are computed in accordance with GAAP as they include all components of earnings, including special items. Operational measures are non-GAAP measures as they are calculated using operational earnings, which excludes the impact of special items. A reconciliation of operational earnings per share to as-reported earnings per share is provided in Appendix H-1.
Appendix D-1: GAAP and Non-GAAP Financial Performance Measures
First Quarter 2006 vs. 2005 (see appendix G for definitions of certain measures)

For 12 months ending March 31	2006	2005	Change
GAAP Measures
Return on average invested capital - as-reported	7.30%	7.01%	0.29%
Return on average common equity - as-reported	11.46%	10.35%	1.11%
Net margin - as-reported	8.71%	9.41%	(0.70)%
Cash flow interest coverage	4.71	7.55	(2.84)
Book value per share	$38.66	$37.66	$1.00
End of period shares outstanding (millions)	207.9	212.8	(4.9)

Non-GAAP Measures
Return on average invested capital - operational	7.53%	6.93%	0.60%
Return on average common equity - operational	11.96%	10.19%	1.77%
Net margin - operational	9.09%	9.27%	(0.18)%

As of March 31 ($ in millions)	2006	2005	Change
GAAP Measures
Cash and cash equivalents	752	477	275
Revolver capacity	2,733	1,070	1,663
Total debt	9,329	8,033	1,296
Debt to capital ratio	52.1%	49.0%	3.1%
Off-balance sheet liabilities:
Debt of joint ventures - Entergy's share	213	207	6
Leases - Entergy's share	519	564	(45)
Total off-balance sheet liabilities	732	771	(39)

Non-GAAP Measures
Total gross liquidity	3,485	1,547	1,938
Net debt to net capital ratio	50.0%	47.5%	2.5%
Net debt ratio including off-balance sheet liabilities	52.1%	49.9%	2.2%

Appendix D-2: Historical Performance Measures (see appendix G for definitions of measures)
	2Q04(n)	3Q04(n)	4Q04(n)	1Q05	2Q05	3Q05	4Q05	1Q06	05YTD	06YTD
Financial
EPS - as-reported ($)	1.14	1.22	0.68	0.79	1.33	1.65	0.43	0.92	0.79	0.92
Less - special items ($)	0.06	-0.17	0.18	-0.01	-0.01	-0.03	-0.16	0.02	-0.01	0.02
EPS - operational ($)	1.08	1.39	0.50	0.80	1.34	1.68	0.59	0.90	0.80	0.90
Trailing Twelve Months
ROIC - as-reported (%)	6.37	5.90	7.29	7.01	7.12	7.49	7.22	7.30	7.01	7.30
ROIC - operational (%)	6.94	6.70	7.11	6.93	7.14	7.31	7.49	7.53	6.93	7.53
ROE - as-reported (%)	9.27	8.12	10.70	10.35	10.73	11.53	11.20	11.46	10.35	11.46
ROE - operational (%)	10.43	9.71	10.35	10.19	10.75	11.17	11.76	11.96	10.19	11.96
Cash Flow Interest Coverage	5.98	6.41	7.13	7.55	7.07	5.93	4.01	4.71	7.55	4.71
Debt to capital ratio (%)	47.4	46.8	47.4	49.0	49.9	51.9	53.1	52.1	49.0	52.1
Net debt/net capital ratio (%)	45.6	45.1	45.3	47.5	48.0	50.2	51.5	50.0	47.5	50.0
Utility
GWh billed
Residential	6,911	10,738	7,521	7,170	6,557	10,630	7,212	6,963	7,170	6,963
Commercial & Gov't	6,829	8,468	7,252	5,854	6,113	7,725	6,277	5,916	5,854	5,916
Industrial	9,922	10,456	10,425	9,452	9,649	9,736	8,778	9,053	9,452	9,053
Wholesale	2,367	2,040	1,799	1,728	1,931	2,227	1,549	1,555	1,728	1,555
O&M expense/MWh	$15.62	$12.97	$17.44	$14.98	$17.39	$11.35	$17.43	$16.12	$14.98	$16.12
Reliability
SAIFI	1.9	1.8	1.9	1.5	1.8	1.8(o)	1.7(o)	1.8(o)	1.5	1.8(o)
SAIDI	162	159	169	136	157	158(o)	161(o)	174(o)	136	174(o)
Nuclear
Net MW in operation	4,001	4,001	4,058	4,058	4,105	4,105	4,105	4,135	4,058	4,135
Avg. realized price per MWh	$41.33	$43.38	$40.69	$41.56	$42.63	$42.58	$42.75	$44.39	$41.56	$44.39
Production cost/MWh	$18.33	$21.68	$22.28	$18.71	$19.22	$20.14	$19.48	$19.08	$18.71	$19.08
Non-fuel O&M expense/MWh	$19.57	$22.83	$23.99	$20.03	$20.39	$20.32	$19.95	$19.74	$20.03	$19.74
Generation in GWh	8,196	8,075	7,567	8,267	8,156	8,474	8,643	8,742	8,267	8,742
Capacity factor	94%	92%	85%	93%	91%	95%	95%	97%	93%	97%

  Data has not been restated for the de-consolidation of ENOI which was the accounting adopted by Entergy in third quarter 2005, retroactive to first quarter 2005.
  Excludes impact of major storm activity.

Appendix E provides a summary of planned capital expenditures. Entergy's capital plan from 2006 through 2008 includes $3.6 billion for investment; more than $2.2 billion of this amount is associated with capital to maintain Entergy's existing assets. Approximately $1.1 billion is associated with specific investments such as transmission upgrades, dry cask storage and license renewal projects at certain nuclear sites, and other investments, such as the purchase of the Attala plant, that support the utility's ability to meet load growth.

Appendix E: Planned Capital Expenditures excluding Entergy New Orleans
2006-2008
($ in millions)	2006	2007	2008	Total
Storm capital	310	-	-	310
Maintenance capital
Utility, Parent & Other	604	713	719	2,036
Entergy Nuclear	62	64	50	176
Non-nuclear wholesale assets	2	2	2	6
Subtotal	668	779	771	2,218
Other capital commitments
Utility, Parent & Other	277	203	301	781
Entergy Nuclear	143	96	86	325
Non-nuclear wholesale assets	6	6	5	17
Subtotal	426	305	392	1,123
Total Planned Capital Expenditures	1,404	1,084	1,163	3,651

Entergy New Orleans' planned capital expenditures for the years 2006-2008 total $165 million, including $72 million of storm capital.

Appendix F provides details on scheduled long-term debt maturities including currently maturing portions.

Appendix F: Debt Maturity Schedule excluding Entergy New Orleans
Maturities as of 3/31/2006
($ in millions)	2006	2007	2008	2009-2010	2011+	Total
Utility, Parent & Other	-	93	1,074	2,093	5,395	8,655
Entergy Nuclear	81	80	20	42	151	374
Total	81	173	1,094	2,135	5,546	9,029

Appendix G provides definitions of certain operational performance measures, as well as GAAP and non-GAAP financial measures, all of which are referenced in this release.
Appendix G: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures
Utility
GWh billed	Total number of GWh billed to all retail and wholesale customers
Operation & maintenance expense	Operation, maintenance and refueling expenses per MWh of billed sales, excluding fuel
SAIFI	System average interruption frequency index; average number per customer per year
SAIDI	System average interruption duration index; average minutes per customer per year
Number of customers	Number of customers at end of period
Competitive Businesses
Planned TWh of generation

Amount of output expected to be generated by Entergy Nuclear for nuclear units, or by non-nuclear wholesale assets for fossil and wind units, considering plant operating characteristics, outage schedules, and expected market conditions which impact dispatch

Percent of planned generation sold forward

Percent of planned generation output sold forward under contracts, forward physical contracts or forward financial contracts (consistent with assumptions used in earnings guidance) that may or may not require regulatory approval

Unit-contingent	Transaction under which power is supplied from a specific generation asset; if the asset is unavailable, seller is not liable to buyer for any damages
Unit-contingent with availability guarantees

Transaction under which power is supplied from a specific generation asset; if the asset is unavailable, seller is not liable to buyer for any damages, unless the actual availability over a specified period of time is below an availability threshold specified in the contract

Firm liquidated damages (LD)

Transaction that requires receipt or delivery of energy at a specified delivery point (usually at a market hub not associated with a specific asset); if a party fails to deliver or receive energy, defaulting party must compensate the other party as specified in the contract

Planned net MW in operation	Amount of capacity to be available to generate power considering uprates planned to be completed within the calendar year
Bundled energy & capacity contract	A contract for the sale of installed capacity and related energy, priced per megawatt-hour sold
Capacity contract

For Entergy Nuclear, a contract for the sale of the installed capacity product in regional markets managed by ISO New England and the New York Independent System Operator

For Energy Commodity Services, a contract for the sale of capacity and related energy, in which capacity and energy are priced separately

Average contract price per MWh or per kW per month	Price at which generation output and/or capacity is expected to be sold to third parties, given existing contract prices based on expected dispatch or capacity
Average contract revenue per MWh	Price at which the combination of generation output and capacity are expected to be sold to third parties, given existing contract prices based on expected dispatch
Entergy Nuclear
Net MW in operation	Installed capacity owned or operated by Entergy Nuclear
Average realized price per MWh	As-reported revenue per MWh generated for all non-utility nuclear operations
Production cost per MWh	Fuel and non-fuel operation and maintenance expenses according to accounting standards that directly relate to the production of electricity per MWh
Non-fuel O&M expense per MWh	Operation, maintenance and refueling expenses per MWh of generation, excluding fuel
Generation in GWh	Total number of GWh produced by all non-utility nuclear facilities
Capacity factor	Normalized percentage of the period that the plant generates power
Refueling outage duration	Number of days lost for scheduled refueling outage during the period

Financial measures defined in the below table include measures prepared in accordance with generally accepted accounting principles, (GAAP), as well as non-GAAP measures. Non-GAAP measures are included in this release in order to provide metrics that remove the effect of less routine financial impacts from commonly used financial metrics.

Appendix G: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures (continued)
Financial Measures - GAAP
Return on average invested capital - as-reported	12-months rolling earnings adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity - as-reported	12-months rolling earnings divided by average common equity
Net margin - as-reported	12-months rolling earnings divided by 12 months rolling revenue
Cash flow interest coverage	12-months cash flow from operating activities plus 12-months rolling interest paid, divided by interest expense
Book value per share	Common equity divided by end of period shares outstanding
Revolver capacity	Amount of undrawn capacity remaining on corporate and subsidiary revolvers
Total debt	Sum of short-term and long-term debt, notes payable, capital leases, and preferred stock with sinking fund on the balance sheet less non-recourse debt, if any
Debt of joint ventures (Entergy's share)

Debt issued by Entergy-Koch, LP and non-nuclear wholesale assets business joint ventures for periods through third quarter 2004. Only non-nuclear wholesale assets business joint ventures debt included for periods thereafter.

Leases (Entergy's share)	Operating leases held by subsidiaries capitalized at implicit interest rate
Debt to capital	Gross debt divided by total capitalization

Financial Measures - Non-GAAP
Operational earnings	As-reported earnings applicable to common stock adjusted to exclude the impact of special items
Return on average invested capital - operational	12-months rolling operational earnings adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity - operational	12-months rolling operational earnings divided by average common equity
Net margin - operational	12-months rolling operational earnings divided by 12 months rolling revenue
Total gross liquidity	Sum of cash and revolver capacity
Net debt to net capital	Gross debt less cash and cash equivalents divided by total capitalization less cash and cash equivalents
Net debt including off-balance sheet liabilities	Sum of gross debt and off-balance sheet debt less cash and cash equivalents divided by sum of total capitalization and off-balance sheet debt less cash and cash equivalents

Appendices H-1 and H-2 provide reconciliations of various non-GAAP financial measures disclosed in this release to their most comparable GAAP measure.

Appendix H-1: Reconciliation of GAAP to Non-GAAP Financial Measures - Return on Equity, Return on Invested Capital and Net Margin Metrics
($ in millions)	2Q04	3Q04	4Q04	1Q05	2Q05	3Q05	4Q05	1Q06
As-reported earnings-rolling 12 months (A)	799	715	910	874	895	963	898	920
Preferred dividends	23	23	24	23	24	25	25	27
Tax effected interest expense	303	293	295	282	278	287	293	304
As-reported earnings, rolling 12 months including preferred dividends and tax effected interest expense (B)	1,124	1,030	1,228	1,180	1,197	1,275	1,217	1,251

Special items in prior quarters	(113)	(100)	(11)	15	0	37	(11)	(43)

Special items 1Q04 thru 4Q05
Utility, Parent & Other Tax benefits- Entergy Koch			17
Energy Commodity Services Gain (loss) on disposition of assets	13	(40)	60
Energy Commodity Services asset and contract impairments			(36)
Utility, Parent & Other Comp Retail asset impairments							(26)
Comp Retail discontinued operations				(1)	(3)	(7)	(8)	(2)
ENOI results								6
Total special items (C)	(100)	(140)	30	13	(2)	30	(45)	(40)

Operational earnings, rolling 12 months including preferred dividends and tax effected interest expense (B-C)	1,225	1,170	1,198	1,166	1,199	1,245	1,262	1,291

Operational earnings, rolling 12 months (A-C)	899	855	880	861	898	933	943	960

Average invested capital (D)	17,638	17,462	16,845	16,825	16,806	17,033	16,850	17,140

Average common equity (E)	8,619	8,806	8,500	8,452	8,347	8,350	8,020	8,026

Operating revenues (F)	9,231	9,427	9,686	9,289	9,465	9,661	10,106	10,564

ROIC - as-reported (B/D)	6.37	5.90	7.29	7.01	7.12	7.49	7.22	7.30

ROIC - operational ((B-C)/D)	6.94	6.70	7.11	6.93	7.14	7.31	7.49	7.53

ROE - as-reported (A/E)	9.27	8.12	10.70	10.35	10.73	11.53	11.20	11.46

ROE - operational ((A-C)/E)	10.43	9.71	10.35	10.19	10.75	11.17	11.76	11.96

Net margin - as-reported (A/F)	8.65	7.59	9.39	9.41	9.46	9.97	8.89	8.71

Net margin - operational ((A-C)/F)	9.74	9.07	9.08	9.27	9.48	9.66	9.33	9.09

Appendix H-2: Reconciliation of GAAP to Non-GAAP Financial Measures - Credit and Liquidity Metrics
($ in millions)	2Q04	3Q04	4Q04	1Q05	2Q05	3Q05	4Q05	1Q06
Gross debt (A)	8,173	8,070	7,807	8,033	8,283	8,865	9,288	9,329
Less cash and cash equivalents (B)	558	541	620	477	607	598	583	752
Net debt (C)	7,615	7,528	7,187	7,556	7,676	8,267	8,705	8,576

Total capitalization (D)	17,252	17,245	16,469	16,393	16,609	17,070	17,477	17,888
Less cash and cash equivalents (B)	558	541	620	477	607	598	583	752
Net capital (E)	16,693	16,703	15,849	15,916	16,002	16,472	16,894	17,135

Debt to capital ratio % (A/D)	47.4	46.8	47.4	49.0	49.9	51.9	53.1	52.1

Net debt to net capital ratio % (C/E)	45.6	45.1	45.3	47.5	48.0	50.2	51.5	50.0

Off-balance sheet liabilities (F)	1,037	1,030	769	771	780	779	778	732

Net debt to net capital ratio including off-balance sheet liabilities % ((C+F)/(E+F))	48.8	48.3	47.9	49.9	50.4	52.4	53.7	52.1

Revolver capacity (G)	1,280	1,310	1,490	1,070	1,407	791	2,545	2,733

Gross liquidity (B+G)	1,838	1,851	2,110	1,547	2,014	1,389	3,128	3,485

The Entergy Investor Relations team has returned to its offices in New Orleans and can be contacted as follows:

Michele Lopiccolo                Paul LaRosa                        Paula Waters
Phone 504/576-4879            Phone 504/576-4878             Phone 504/576- 4380

Investor Relations Fax 504/576-2897

Entergy's common stock is listed on the New York, Chicago, and Pacific exchanges under the symbol "ETR".

Additional investor information can be accessed on-line at
www.entergy.com/earnings

**********************************************************************************************************************

In this release and from time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in these statements. Some of those factors include, but are not limited to the risk factors discussed in our Form 10-K as well as the following factors: resolution of pending and future rate cases and negotiations, including various performance-based rate discussions and implementation of new Texas legislation, and other proceedings, including those related to Entergy's System Agreement, Entergy's utility supply plan, recovery of storm costs, and recovery of fuel and purchased power costs, Entergy's ability to manage its operation and maintenance costs, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, the ability to hedge, sell power forward or otherwise reduce the market price risk associated with those facilities, including the Non-Utility Nuclear plants, and the prices and availability of fuel and power Entergy must purchase for its utility customers, and Entergy's ability to meet credit support requirements for fuel and power supply contracts, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt, execute its share repurchase program, and fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, changes in general corporate ratings, and changes in the rating agencies' ratings criteria, changes in inflation, interest rates, and foreign currency exchange rates, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, volatility and changes in markets for electricity, natural gas, uranium, and other energy-related commodities, changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, the establishment of a regional transmission organization that includes Entergy's utility service territory, and the application of market power criteria by the Federal Energy Regulatory Commission, changes in regulation of nuclear generation facilities and nuclear materials and fuel, including possible shutdown of nuclear generating facilities, particularly those in the northeastern United States, uncertainty regarding the establishment of interim or permanent sites for spent nuclear fuel storage and disposal, resolution of pending or future applications for license extensions or modifications of nuclear generating facilities, changes in law resulting from the new federal energy legislation, including the effects of the Public Utilities Holding Company Act of 1935 repeal, changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, mercury, and other substances, the economic climate, particularly growth in Entergy's service territory, variations in weather and the occurrence of hurricanes and other storms and disasters, including uncertainties associated with efforts to remediate the effects of Hurricanes Katrina and Rita and recovery of costs associated with restoration including Entergy's ability to obtain financial assistance from governmental authorities in connection with these storms, the outcome of the Chapter 11 bankruptcy proceeding of Entergy New Orleans, Inc. and the impact of this proceeding on other Entergy companies, advances in technology, the potential effects of threatened or actual terrorism and war, the effects of Entergy's strategies to reduce tax payments, the effects of litigation and government investigations, changes in accounting standards, corporate governance, and securities law requirements, Entergy's ability to attract and retain talented management and directors.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2006
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ 140,654	$ 9,986	$ -	$ 150,640
Temporary cash investments - at cost,
which approximates market	271,088	330,658	-	601,746
Special deposits	-	-	-	-
Total cash and cash equivalents	411,742	340,644	-	752,386
Notes receivable - Entergy New Orleans DIP loan	80,000	-	-	80,000
Notes receivable	831,167	1,139,435	(1,967,500)	3,102
Accounts receivable:
Customer	597,140	-	-	597,140
Allowance for doubtful accounts	(27,206)	(2,064)	-	(29,270)
Associated companies	15,535	81,802	(97,337)	-
Other	194,794	164,230	-	359,024
Accrued unbilled revenues	233,907	-	-	233,907
Total receivables	1,014,170	243,968	(97,337)	1,160,801
Deferred fuel costs	268,270	-	-	268,270
Accumulated deferred income taxes	-	-	-	-
Fuel inventory - at average cost	231,785	3,017	-	234,802
Materials and supplies - at average cost	379,852	184,401	-	564,253
Deferred nuclear refueling outage costs	50,464	76,780	-	127,244
Prepayments and other	62,798	30,448	-	93,246
TOTAL	3,330,248	2,018,693	(2,064,837)	3,284,104

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	8,159,030	421,619	(8,284,777)	295,872
Decommissioning trust funds	1,169,323	1,488,869	-	2,658,192
Non-utility property - at cost (less accumulated depreciation)	232,284	3,039	-	235,323
Other	34,096	49,620	-	83,716
TOTAL	9,594,733	1,963,147	(8,284,777)	3,273,103

PROPERTY, PLANT, AND EQUIPMENT

Electric	27,892,756	2,009,453	(2,756)	29,899,453
Property under capital lease	726,597	-	-	726,597
Natural gas	86,051	-	-	86,051
Construction work in progress	760,585	330,138	-	1,090,723
Nuclear fuel under capital lease	257,467	-	-	257,467
Nuclear fuel	111,493	313,331	-	424,824
TOTAL PROPERTY, PLANT AND EQUIPMENT	29,834,949	2,652,922	(2,756)	32,485,115
Less - accumulated depreciation and amortization	12,878,812	296,070	-	13,174,882
PROPERTY, PLANT AND EQUIPMENT - NET	16,956,137	2,356,852	(2,756)	19,310,233

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	709,514	-	-	709,514
Other regulatory assets	2,273,111	-	-	2,273,111
Deferred fuel costs	210,149	-	-	210,149
Long-term receivables	24,265	-	-	24,265
Goodwill	374,099	3,073	-	377,172
Other	880,366	815,806	(641,777)	1,054,395
TOTAL	4,471,504	818,879	(641,777)	4,648,606

TOTAL ASSETS	$ 34,352,622	$ 7,157,571	$ (10,994,147)	$ 30,516,046

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2006
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ 23,335	$ 80,528	$ -	$ 103,863
Notes payable:
Associated companies	1,380,601	596,899	(1,977,500)	-
Other	41	-	-	41
Account payable:
Associated companies	68,186	24,711	(92,897)	-
Other	841,879	123,350	-	965,229
Customer deposits	230,092	-	-	230,092
Taxes accrued	289,369	(65,243)	-	224,126
Accumulated deferred income taxes	95,644	-	-	95,644
Nuclear refueling outage costs	19,101	-	-	19,101
Interest accrued	133,111	4,883	-	137,994
Obligations under capital leases	138,488	-	-	138,488
Other	129,574	218,202	-	347,776
TOTAL	3,349,421	983,330	(2,070,397)	2,262,354

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	5,404,404	146,635	-	5,551,039
Accumulated deferred investment tax credits	372,084	-	-	372,084
Obligations under capital leases	149,674	-	-	149,674
Other regulatory liabilities	432,878	-	-	432,878
Decommissioning and retirement cost liabilities	1,183,156	775,368	-	1,958,524
Transition to competition	79,098	-	-	79,098
Regulatory reserves	17,245	-	-	17,245
Accumulated provisions	350,747	204,725	-	555,472
Long-term debt	8,631,091	353,981	(60,141)	8,924,931
Preferred stock with sinking fund	11,700	-	-	11,700
Other	1,646,380	575,163	(579,626)	1,641,917
TOTAL	18,278,457	2,055,872	(639,767)	19,694,562

Preferred stock without sinking fund	486,209	426,637	(391,937)	520,909

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2006	2,205,192	1,091,856	(3,294,566)	2,482
Paid-in capital	6,650,028	1,573,971	(3,407,962)	4,816,037
Retained earnings	5,660,224	1,203,133	(1,353,460)	5,509,897
Accumulated other comprehensive income (loss)	(15,720)	(133,912)	626	(149,006)
Less - treasury stock, at cost (40,251,611 shares in 2006)	2,261,189	43,316	(163,316)	2,141,189
TOTAL	12,238,535	3,691,732	(7,892,046)	8,038,221

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 34,352,622	$ 7,157,571	$ (10,994,147)	$ 30,516,046

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2005
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ 207,135	$ 14,638	$ -	$ 221,773
Temporary cash investments - at cost,
which approximates market	127,786	233,261	-	361,047
Special deposits	-	-	-	-
Total cash and cash equivalents	334,921	247,899	-	582,820
Notes receivable - Entergy New Orleans DIP loan	90,000	-	-	90,000
Notes receivable	575,873	1,144,505	(1,717,151)	3,227
Accounts receivable:
Customer	732,455	-	-	732,455
Allowance for doubtful accounts	(28,635)	(2,170)	-	(30,805)
Associated companies	33,851	69,719	(103,570)	-
Other	193,548	162,866	-	356,414
Accrued unbilled revenues	477,570	-	-	477,570
Total receivables	1,408,789	230,415	(103,570)	1,535,634
Deferred fuel costs	543,927	-	-	543,927
Accumulated deferred income taxes	-	-	-	-
Fuel inventory - at average cost	204,382	1,813	-	206,195
Materials and supplies - at average cost	369,397	241,535	-	610,932
Deferred nuclear refueling outage costs	64,157	93,607	-	157,764
Prepayments and other	301,387	24,408	-	325,795
TOTAL	3,892,833	1,984,182	(1,820,721)	4,056,294

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	8,198,240	428,006	(8,329,462)	296,784
Decommissioning trust funds	1,136,006	1,470,759	-	2,606,765
Non-utility property - at cost (less accumulated depreciation)	226,264	2,569	-	228,833
Other	35,594	45,941	-	81,535
TOTAL	9,596,104	1,947,275	(8,329,462)	3,213,917

PROPERTY, PLANT, AND EQUIPMENT

Electric	27,176,956	1,987,079	(3,008)	29,161,027
Property under capital lease	727,565	-	-	727,565
Natural gas	86,794	-	-	86,794
Construction work in progress	1,291,374	232,711	-	1,524,085
Nuclear fuel under capital lease	271,615	-	-	271,615
Nuclear fuel	101,403	335,243	-	436,646
TOTAL PROPERTY, PLANT AND EQUIPMENT	29,655,707	2,555,033	(3,008)	32,207,732
Less - accumulated depreciation and amortization	12,730,545	280,142	-	13,010,687
PROPERTY, PLANT AND EQUIPMENT - NET	16,925,162	2,274,891	(3,008)	19,197,045

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	735,221	-	-	735,221
Other regulatory assets	2,133,724	-	-	2,133,724
Deferred fuel costs	120,489	-	-	120,489
Long-term receivables	25,572	-	-	25,572
Goodwill	374,099	3,073	-	377,172
Other	841,068	801,587	(650,820)	991,835
TOTAL	4,230,173	804,660	(650,820)	4,384,013

TOTAL ASSETS	$ 34,644,272	$ 7,011,008	$ (10,804,011)	$ 30,851,269

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2005
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ 22,989	$ 80,528	$ -	$ 103,517
Notes payable:
Associated companies	926,271	530,880	(1,457,151)	-
Other	40,041	-	-	40,041
Account payable:
Associated companies	77,793	23,393	(101,186)	-
Other	1,494,385	161,402	-	1,655,787
Customer deposits	222,044	162	-	222,206
Taxes accrued	316,659	(128,500)	-	188,159
Accumulated deferred income taxes	143,409	-	-	143,409
Nuclear refueling outage costs	15,548	-	-	15,548
Interest accrued	153,269	1,586	-	154,855
Obligations under capital leases	130,882	-	-	130,882
Other	66,367	407,143	-	473,510
TOTAL	3,609,657	1,076,594	(1,558,337)	3,127,914

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	5,245,208	34,020	-	5,279,228
Accumulated deferred investment tax credits	376,550	-	-	376,550
Obligations under capital leases	175,005	-	-	175,005
Other regulatory liabilities	408,667	-	-	408,667
Decommissioning and retirement cost liabilities	1,161,830	762,141	-	1,923,971
Transition to competition	79,101	-	-	79,101
Regulatory reserves	18,624	-	-	18,624
Accumulated provisions	350,265	205,763	-	556,028
Long-term debt	8,791,811	349,073	(316,391)	8,824,493
Preferred stock with sinking fund	13,950	-	-	13,950
Other	1,729,077	749,961	(600,021)	1,879,017
TOTAL	18,350,088	2,100,958	(916,412)	19,534,634

Preferred stock without sinking fund	411,321	426,590	(391,937)	445,974

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2005	2,205,192	1,091,856	(3,294,566)	2,482
Paid-in capital	6,653,879	1,565,320	(3,401,562)	4,817,637
Retained earnings	5,712,395	1,121,151	(1,405,139)	5,428,407
Accumulated other comprehensive income (loss)	(16,300)	(328,145)	626	(343,819)
Less - treasury stock, at cost (40,644,602 shares in 2005)	2,281,960	43,316	(163,316)	2,161,960
TOTAL	12,273,206	3,406,866	(7,937,325)	7,742,747

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 34,644,272	$ 7,011,008	$ (10,804,011)	$ 30,851,269

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2006 vs December 31, 2005
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$ (66,481)	$ (4,652)	$ -	$ (71,133)
Temporary cash investments - at cost,
which approximates market	143,302	97,397	-	240,699
Special deposits	-	-	-	-
Total cash and cash equivalents	76,821	92,745	-	169,566
Notes receivable - Entergy New Orleans DIP loan	(10,000)	-	-	(10,000)
Notes receivable	255,294	(5,070)	(250,349)	(125)
Accounts receivable:
Customer	(135,315)	-	-	(135,315)
Allowance for doubtful accounts	1,429	106	-	1,535
Associated companies	(18,316)	12,083	6,233	-
Other	1,246	1,364	-	2,610
Accrued unbilled revenues	(243,663)	-	-	(243,663)
Total receivables	(394,619)	13,553	6,233	(374,833)
Deferred fuel costs	(275,657)	-	-	(275,657)
Accumulated deferred income taxes	-	-	-	-
Fuel inventory - at average cost	27,403	1,204	-	28,607
Materials and supplies - at average cost	10,455	(57,134)	-	(46,679)
Deferred nuclear refueling outage costs	(13,693)	(16,827)	-	(30,520)
Prepayments and other	(238,589)	6,040	-	(232,549)
TOTAL	(562,585)	34,511	(244,116)	(772,190)

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	(39,210)	(6,387)	44,685	(912)
Decommissioning trust funds	33,317	18,110	-	51,427
Non-utility property - at cost (less accumulated depreciation)	6,020	470	-	6,490
Other	(1,498)	3,679	-	2,181
TOTAL	(1,371)	15,872	44,685	59,186

PROPERTY, PLANT, AND EQUIPMENT

Electric	715,800	22,374	252	738,426
Property under capital lease	(968)	-	-	(968)
Natural gas	(743)	-	-	(743)
Construction work in progress	(530,789)	97,427	-	(433,362)
Nuclear fuel under capital lease	(14,148)	-	-	(14,148)
Nuclear fuel	10,090	(21,912)	-	(11,822)
TOTAL PROPERTY, PLANT AND EQUIPMENT	179,242	97,889	252	277,383
Less - accumulated depreciation and amortization	148,267	15,928	-	164,195
PROPERTY, PLANT AND EQUIPMENT - NET	30,975	81,961	252	113,188

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
SFAS 109 regulatory asset - net	(25,707)	-	-	(25,707)
Other regulatory assets	139,387	-	-	139,387
Deferred fuel costs	89,660	-	-	89,660
Long-term receivables	(1,307)	-	-	(1,307)
Goodwill	-	-	-	-
Other	39,298	14,219	9,043	62,560
TOTAL	241,331	14,219	9,043	264,593

TOTAL ASSETS	$ (291,650)	$ 146,563	$ (190,136)	$ (335,223)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
March 31, 2006 vs December 31, 2005
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$ 346	$ -	$ -	$ 346
Notes payable:
Associated companies	454,330	66,019	(520,349)	-
Other	(40,000)	-	-	(40,000)
Account payable:
Associated companies	(9,607)	1,318	8,289	-
Other	(652,506)	(38,052)	-	(690,558)
Customer deposits	8,048	(162)	-	7,886
Taxes accrued	(27,290)	63,257	-	35,967
Accumulated deferred income taxes	(47,765)	-	-	(47,765)
Nuclear refueling outage costs	3,553	-	-	3,553
Interest accrued	(20,158)	3,297	-	(16,861)
Obligations under capital leases	7,606	-	-	7,606
Other	63,207	(188,941)	-	(125,734)
TOTAL	(260,236)	(93,264)	(512,060)	(865,560)

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	159,196	112,615	-	271,811
Accumulated deferred investment tax credits	(4,466)	-	-	(4,466)
Obligations under capital leases	(25,331)	-	-	(25,331)
Other regulatory liabilities	24,211	-	-	24,211
Decommissioning and retirement cost liabilities	21,326	13,227	-	34,553
Transition to competition	(3)	-	-	(3)
Regulatory reserves	(1,379)	-	-	(1,379)
Accumulated provisions	482	(1,038)	-	(556)
Long-term debt	(160,720)	4,908	256,250	100,438
Preferred stock with sinking fund	(2,250)	-	-	(2,250)
Other	(82,697)	(174,798)	20,395	(237,100)
TOTAL	(71,631)	(45,086)	276,645	159,928

Preferred stock without sinking fund	74,888	47	-	74,935

SHAREHOLDERS' EQUITY

Common stock, $.01 par value, authorized 500,000,000 shares;
issued 248,174,087 shares in 2006 and 2005	-	-	-	-
Paid-in capital	(3,851)	8,651	(6,400)	(1,600)
Retained earnings	(52,171)	81,982	51,679	81,490
Accumulated other comprehensive income (loss)	580	194,233	-	194,813
Less - treasury stock, at cost	(20,771)	-	-	(20,771)
TOTAL	(34,671)	284,866	45,279	295,474

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ (291,650)	$ 146,563	$ (190,136)	$ (335,223)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended March 31, 2006
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Domestic electric	$ 2,093,604	$ -	$ (671)	$ 2,092,933
Natural gas	37,415	-	-	37,415
Competitive businesses	10,219	444,479	(17,015)	437,683
Total	2,141,238	444,479	(17,686)	2,568,031

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	781,675	58,496	-	840,171
Purchased power	469,129	9,328	(17,087)	461,370
Nuclear refueling outage expenses	19,835	22,158	-	41,993
Other operation and maintenance	351,599	178,544	(713)	529,430
Decommissioning	20,177	15,419	-	35,596
Taxes other than income taxes	86,279	17,059	-	103,338
Depreciation and amortization	187,570	17,818	-	205,388
Other regulatory charges (credits) - net	(44,018)	-	-	(44,018)
Total	1,872,246	318,822	(17,800)	2,173,268

OPERATING INCOME	268,992	125,657	114	394,763

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	15,459	-	-	15,459
Interest and dividend income	39,036	29,068	(24,273)	43,831
Equity in earnings (loss) of unconsolidated equity affiliates	6,366	(2,780)	-	3,586
Miscellaneous - net	(5,428)	(665)	(114)	(6,207)
Total	55,433	25,623	(24,387)	56,669

INTEREST AND OTHER CHARGES
Interest on long-term debt	118,604	1,877	-	120,481
Other interest - net	23,677	17,843	(24,259)	17,261
Allowance for borrowed funds used during construction	(9,045)	-	-	(9,045)
Total	133,236	19,720	(24,259)	128,697

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	191,189	131,560	(14)	322,735

Income taxes	68,554	50,276	-	118,830

INCOME FROM CONTINUING OPERATIONS	122,635	81,284	(14)	203,905

LOSS FROM DISCONTINUED OPERATIONS (net of taxes of $ (1,204))	(2,239)	-	-	(2,239)

CONSOLIDATED NET INCOME	120,396	81,284	(14)	201,666

Preferred dividend requirements and other	7,183	869	(14)	8,038

EARNINGS APPLICABLE TO COMMON STOCK	$ 113,213	$ 80,415	$ -	$ 193,628

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$0.55	$0.39		$0.94
DILUTED	$0.55	$0.38		$0.93
LOSS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	($0.01)	-		($0.01)
DILUTED	($0.01)	-		($0.01)
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.54	$0.39		$0.93
DILUTED	$0.54	$0.38		$0.92

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				207,732,341
DILUTED				211,374,512

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended March 31, 2005
(Dollars in thousands)
(Unaudited)
	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Domestic electric	$ 1,702,485	$ -	$ (468)	$ 1,702,017
Natural gas	26,855	-	-	26,855
Competitive businesses	9,926	387,977	(16,593)	381,310
Total	1,739,266	387,977	(17,061)	2,110,182

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	447,101	51,885	-	498,986
Purchased power	441,498	6,918	(16,793)	431,623
Nuclear refueling outage expenses	16,806	23,005	-	39,811
Other operation and maintenance	342,891	161,131	(382)	503,639
Decommissioning	22,256	14,742	-	36,998
Taxes other than income taxes	78,464	12,152	-	90,616
Depreciation and amortization	197,412	18,109	-	215,521
Other regulatory charges (credits) - net	(18,020)	-	-	(18,020)
Total	1,528,408	287,942	(17,175)	1,799,174

OPERATING INCOME	210,858	100,036	114	311,008

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	12,602	-	-	12,602
Interest and dividend income	24,651	23,376	(17,409)	30,618
Equity in earnings (loss) of unconsolidated equity affiliates	4,771	(1,469)	-	3,302
Miscellaneous - net	(2,578)	28,623	(114)	25,931
Total	39,446	50,530	(17,523)	72,453

INTEREST AND OTHER CHARGES
Interest on long-term debt	103,742	3,524	-	107,266
Other interest - net	14,528	14,352	(17,395)	11,485
Allowance for borrowed funds used during construction	(7,277)	-	-	(7,277)
Total	110,993	17,876	(17,395)	111,474

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	139,311	132,690	(14)	271,987

Income taxes	40,667	51,575	-	92,242

INCOME FROM CONTINUING OPERATIONS	98,644	81,115	(14)	179,745

LOSS FROM DISCONTINUED OPERATIONS (net of taxes of ($732))	(1,366)	-	-	(1,366)

CONSOLIDATED NET INCOME	97,278	81,115	(14)	178,379

Preferred dividend requirements and other	5,528	869	(14)	6,383

EARNINGS APPLICABLE TO COMMON STOCK	$ 91,750	$ 80,246	$ -	$ 171,996

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$0.44	$0.37		$0.81
DILUTED	$0.43	$0.37		$0.80
LOSS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	($0.01)	-		($0.01)
DILUTED	($0.01)	-		($0.01)
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.43	$0.37		$0.80
DILUTED	$0.42	$0.37		$0.79

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				214,128,023
DILUTED				218,633,202

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended March 31, 2006 vs. 2005
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Domestic electric	$ 391,119	$ -	$ (203)	$ 390,916
Natural gas	10,560	-	-	10,560
Competitive businesses	293	56,502	(422)	56,373
Total	401,972	56,502	(625)	457,849

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	334,574	6,611	-	341,185
Purchased power	27,631	2,410	(294)	29,747
Nuclear refueling outage expenses	3,029	(847)	-	2,182
Other operation and maintenance	8,708	17,414	(331)	25,791
Decommissioning	(2,079)	677	-	(1,402)
Taxes other than income taxes	7,815	4,907	-	12,722
Depreciation and amortization	(9,842)	(291)	-	(10,133)
Other regulatory charges (credits )- net	(25,998)	-	-	(25,998)
Total	343,838	30,881	(625)	374,094

OPERATING INCOME	58,134	25,622	-	83,755

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	2,857	-	-	2,857
Interest and dividend income	14,385	5,692	(6,864)	13,213
Equity in earnings (loss) of unconsolidated equity affiliates	1,595	(1,311)	-	284
Miscellaneous - net	(2,850)	(29,288)	-	(32,138)
Total	15,987	(24,907)	(6,864)	(15,784)

INTEREST AND OTHER CHARGES
Interest on long-term debt	14,862	(1,647)	-	13,215
Other interest - net	9,149	3,491	(6,864)	5,776
Allowance for borrowed funds used during construction	(1,768)	-	-	(1,768)
Total	22,243	1,844	(6,864)	17,223

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	51,878	(1,130)	-	50,748

Income taxes	27,887	(1,299)	-	26,588

INCOME FROM CONTINUING OPERATIONS	23,991	170	-	24,160

LOSS FROM DISCONTINUED OPERATIONS (net of taxes)	(873)	-	-	(873)

CONSOLIDATED NET INCOME	23,118	170	-	23,287

Preferred dividend requirements and other	1,655	-	-	1,655

EARNINGS APPLICABLE TO COMMON STOCK	$ 21,463	$ 170	$ -	$ 21,632

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$0.11	$0.02		$0.13
DILUTED	$0.12	$0.01		$0.13
LOSS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	-	-		-
DILUTED	-	-		-
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.11	$0.02		$0.13
DILUTED	$0.12	$0.01		$0.13

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended March 31, 2006
(Dollars in thousands)
(Unaudited)
	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Domestic electric	$ 8,840,402	$ -	$ (2,655)	$ 8,837,748
Natural gas	88,220	-	-	88,220
Competitive businesses	46,292	1,669,783	(77,949)	1,638,126
Total	8,974,914	1,669,783	(80,604)	10,564,094

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,276,462	240,739	-	2,517,201
Purchased power	2,587,168	42,503	(78,676)	2,550,996
Nuclear refueling outage expenses	76,995	87,841	-	164,835
Provision for turbine commitments, asset impairments
and restructuring charges	-	-	-	-
Other operation and maintenance	1,467,304	683,073	(2,384)	2,147,994
Decommissioning	81,831	59,888	-	141,718
Taxes other than income taxes	333,581	61,663	-	395,243
Depreciation and amortization	779,812	66,431	-	846,243
Other regulatory charges (credits) - net	(75,880)	-	-	(75,880)
Total	7,527,273	1,242,138	(81,060)	8,688,350

OPERATING INCOME	1,447,641	427,645	456	1,875,744

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	48,594	-	-	48,594
Interest and dividend income	142,883	101,212	(80,403)	163,693
Equity in earnings (loss) of unconsolidated equity affiliates	12,060	(10,788)	-	1,272
Miscellaneous - net	(21,884)	4,450	(456)	(17,893)
Total	181,653	94,874	(80,859)	195,665

INTEREST AND OTHER CHARGES
Interest on long-term debt	441,917	11,632	-	453,549
Other interest - net	92,019	58,750	(80,348)	70,420
Allowance for borrowed funds used during construction	(31,144)	-	-	(31,144)
Total	502,792	70,382	(80,348)	492,825

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	1,126,502	452,137	(55)	1,578,584

Income taxes	431,559	154,314	-	585,873

INCOME FROM CONTINUING OPERATIONS	694,943	297,823	(55)	992,711

LOSS FROM DISCONTINUED OPERATIONS (net of taxes of $ (24,523))	(45,666)	-	-	(45,666)

CONSOLIDATED NET INCOME	649,277	297,823	(55)	947,045

Preferred dividend requirements and other	23,662	3,475	(55)	27,082

EARNINGS APPLICABLE TO COMMON STOCK	$ 625,615	$ 294,348	$ -	$ 919,963

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$3.22	$1.41		$4.63
DILUTED	$3.16	$1.38		$4.54
LOSS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	($0.22)	-		($0.22)
DILUTED	($0.21)	-		($0.21)
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$3.00	$1.41		$4.41
DILUTED	$2.95	$1.38		$4.33

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				208,564,870
DILUTED				212,618,629

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended March 31, 2005
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Domestic electric	$ 7,688,475	$ -	$ (1,828)	$ 7,686,647
Natural gas	61,318	-	-	61,318
Competitive businesses	46,709	1,558,262	(64,055)	1,540,916
Total	7,796,502	1,558,262	(65,883)	9,288,881

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,032,587	215,690	-	2,248,277
Purchased power	1,807,772	42,603	(64,794)	1,785,581
Nuclear refueling outage expenses	67,296	96,980	-	164,276
Provision for turbine commitments, asset impairments
and restructuring charges	-	55,000	-	55,000
Other operation and maintenance	1,507,329	633,763	(1,850)	2,139,243
Decommissioning	90,064	58,115	-	148,179
Taxes other than income taxes	309,570	55,006	-	364,576
Depreciation and amortization	811,449	64,754	-	876,203
Other regulatory charges (credits) - net	(87,162)	-	-	(87,162)
Total	6,538,905	1,221,911	(66,644)	7,694,173

OPERATING INCOME	1,257,597	336,351	761	1,594,708

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	43,561	-	-	43,561
Interest and dividend income	88,490	82,688	(59,448)	111,730
Equity in earnings (loss) of unconsolidated equity affiliates	25,002	(100,013)	-	(75,011)
Miscellaneous - net	26,694	(5,219)	(760)	20,715
Total	183,747	(22,544)	(60,208)	100,995

INTEREST AND OTHER CHARGES
Interest on long-term debt	423,927	15,771	-	439,698
Other interest - net	49,034	55,467	(59,379)	45,122
Allowance for borrowed funds used during construction	(26,842)	-	-	(26,842)
Total	446,119	71,238	(59,379)	457,978

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	995,225	242,569	(68)	1,237,725

Income taxes	347,641	(8,710)	-	338,931

INCOME FROM CONTINUING OPERATIONS	647,584	251,279	(68)	898,794

LOSS FROM DISCONTINUED OPERATIONS (net of taxes of $28)	(1,107)	-	-	(1,107)

CONSOLIDATED NET INCOME	646,477	251,279	(68)	897,687

Preferred dividend requirements and other	22,231	1,165	(68)	23,328

EARNINGS APPLICABLE TO COMMON STOCK	$ 624,246	$ 250,114	$ -	$ 874,359

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$2.81	$1.12		$3.93
DILUTED	$2.76	$1.10		$3.86
LOSS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	($0.01)	-		($0.01)
DILUTED	($0.01)	-		($0.01)
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$2.80	$1.12		$3.92
DILUTED	$2.75	$1.10		$3.85

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				222,875,550
DILUTED				227,063,068

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended March 31, 2006 vs. 2005
(Dollars in thousands)
(Unaudited)

	U.S. Utilities/ Parent & Other	Competitive Businesses	Eliminations	Consolidated

OPERATING REVENUES
Domestic electric	$ 1,151,927	$ -	$ (827)	$ 1,151,101
Natural gas	26,902	-	-	26,902
Competitive businesses	(417)	111,521	(13,894)	97,210
Total	1,178,412	111,521	(14,721)	1,275,213

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	243,875	25,049	-	268,924
Purchased power	779,396	(100)	(13,882)	765,415
Nuclear refueling outage expenses	9,699	(9,139)	-	559
Provision for turbine commitments, asset impairments
and restructuring charges	-	(55,000)	-	(55,000)
Other operation and maintenance	(40,025)	49,310	(534)	8,751
Decommissioning	(8,233)	1,773	-	(6,461)
Taxes other than income taxes	24,011	6,657	-	30,667
Depreciation and amortization	(31,637)	1,677	-	(29,960)
Other regulatory charges (credits) - net	11,282	-	-	11,282
Total	988,368	20,227	(14,416)	994,177

OPERATING INCOME	190,044	91,294	(305)	281,035

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	5,033	-	-	5,033
Interest and dividend income	54,393	18,524	(20,955)	51,963
Equity in earnings (loss) of unconsolidated equity affiliates	(12,942)	89,225	-	76,283
Miscellaneous - net	(48,578)	9,669	304	(38,608)
Total	(2,094)	117,418	(20,651)	94,670

INTEREST AND OTHER CHARGES
Interest on long-term debt	17,990	(4,139)	-	13,851
Other interest - net	42,985	3,283	(20,969)	25,298
Allowance for borrowed funds used during construction	(4,302)	-	-	(4,302)
Total	56,673	(856)	(20,969)	34,847

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	131,277	209,568	13	340,858

Income taxes	83,918	163,024	-	246,942

INCOME FROM CONTINUING OPERATIONS	47,359	46,544	13	93,916

LOSS FROM DISCONTINUED OPERATIONS (net of taxes)	(44,559)	-	-	(44,559)

CONSOLIDATED NET INCOME	2,800	46,544	13	49,357

Preferred dividend requirements and other	1,431	2,310	13	3,754

EARNINGS APPLICABLE TO COMMON STOCK	$ 1,369	$ 44,234	$ -	$ 45,603

EARNINGS PER AVERAGE COMMON SHARE (from continuing operations):
BASIC	$0.41	$0.29		$0.70
DILUTED	$0.40	$0.28		$0.68
LOSS PER AVERAGE COMMON SHARE (from discontinued operations):
BASIC	($0.21)	-		($0.21)
DILUTED	($0.20)	-		($0.20)
EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.20	$0.29		$0.49
DILUTED	$0.20	$0.28		$0.48

*Totals may not foot due to rounding.

Entergy Corporation

Consolidated Cash Flow Statement
Three Months Ended March 31, 2006 vs. 2005
(Dollars in thousands)
(Unaudited)

	2006	2005	Variance

OPERATING ACTIVITIES
Consolidated net income	$201,667	$178,379	$23,288
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Reserve for regulatory adjustments	42,162	16,498	25,664
Other regulatory credits - net	(44,018)	(18,020)	(25,998)
Depreciation, amortization, and decommissioning	241,807	253,089	(11,282)
Deferred income taxes and investment tax credits	(52,261)	23,878	(76,139)
Equity in earnings (loss) of unconsolidated equity affiliates - net of dividends	(1,412)	(2,702)	1,290
Changes in working capital:
Receivables	328,019	134,939	193,080
Fuel inventory	(28,607)	(3,273)	(25,334)
Accounts payable	(256,420)	(165,269)	(91,151)
Taxes accrued	459,003	23,070	435,933
Interest accrued	(16,861)	(9,804)	(7,057)
Deferred fuel	199,619	69,825	129,794
Other working capital accounts	140,795	(96,149)	236,944
Provision for estimated losses and reserves	15,029	11,116	3,913
Changes in other regulatory assets	(75,674)	11,995	(87,669)
Other	(140,333)	69,193	(209,526)
Net cash flow provided by operating activities	1,012,515	496,765	515,750

INVESTING ACTIVITIES
Construction/capital expenditures	(664,178)	(271,829)	(392,349)
Allowance for equity funds used during construction	15,459	12,602	2,857
Nuclear fuel purchases	(91,027)	(103,606)	12,579
Proceeds from sale/leaseback of nuclear fuel	8,827	82,658	(73,831)
Payment for purchase of plant	(88,199)	-	(88,199)
Investment in nonutility properties	-	(1,476)	1,476
Decrease (increase) in other investments	12,340	37,280	(24,940)
Purchase of other temporary investments	-	(1,437,725)	1,437,725
Liquidation of other temporary investments	-	1,148,725	(1,148,725)
Proceeds from nuclear decommissioning trust fund sales	283,874	227,290	56,584
Investment in nuclear decommissioning trust funds	(312,417)	(252,371)	(60,046)
Other regulatory investments	(23,448)	-	(23,448)
Net cash flow used in investing activities	(858,769)	(558,452)	(300,317)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	748,584	705,551	43,033
Preferred stock	73,354	-	73,354
Common stock and treasury stock	11,805	64,280	(52,475)
Retirement of long-term debt	(655,649)	(336,314)	(319,335)
Repurchase of common stock	-	(382,593)	382,593
Redemption of preferred stock	(2,250)	(2,250)	-
Changes in credit line borrowings - net	(40,000)	(75)	(39,925)
Dividends paid:
Common stock	(112,190)	(115,504)	3,314
Preferred stock	(7,661)	(6,409)	(1,252)
Net cash flow provided by (used in) financing activities	15,993	(73,314)	89,307

Effect of exchange rates on cash and cash equivalents	(173)	44	(217)

Net increase (decrease) in cash and cash equivalents	169,566	(134,957)	304,523

Cash and cash equivalents at beginning of period	582,820	619,786	(36,966)

Effect of the deconsolidation of Entergy New Orleans on cash and cash equivalents	-	(7,954)	7,954

Cash and cash equivalents at end of period	$752,386	$476,875	$275,511

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$146,429	$122,258	$24,171
Income taxes	($345,366)	$10,011	($355,377)

Entergy Corporation

Consolidated Cash Flow Statement
Twelve Months Ended March 31, 2006 vs. 2005
(Dollars in thousands)
(Unaudited)

	2006	2005	Variance

OPERATING ACTIVITIES
Consolidated net income	$947,045	$897,687	$49,358
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Reserve for regulatory adjustments	(56,369)	52,527	(108,896)
Other regulatory credits - net	(75,880)	(87,164)	11,284
Depreciation, amortization, and decommissioning	990,570	1,026,389	(35,819)
Deferred income taxes and investment tax credits	550,674	244,996	305,678
Equity in earnings (loss) of unconsolidated equity affiliates - net of dividends	5,605	609,624	(604,019)
Provision for asset impairments and restructuring charges	39,767	55,000	(15,233)
Changes in working capital:
Receivables	(174,271)	(83,521)	(90,750)
Fuel inventory	(108,459)	(5,783)	(102,676)
Accounts payable	212,043	89,395	122,648
Taxes accrued	263,618	62,165	201,453
Interest accrued	8,076	(9,579)	17,655
Deferred fuel	(107,007)	221,287	(328,294)
Other working capital accounts	191,291	(63,663)	254,954
Provision for estimated losses and reserves	209	(16,666)	16,875
Changes in other regulatory assets	(399,603)	46,696	(446,299)
Other	(303,751)	(58,081)	(245,670)
Net cash flow provided by operating activities	1,983,558	2,981,309	(997,751)

INVESTING ACTIVITIES
Construction/capital expenditures	(1,850,435)	(1,388,115)	(462,320)
Allowance for equity funds used during construction	48,593	43,561	5,032
Nuclear fuel purchases	(301,835)	(273,693)	(28,142)
Proceeds from sale/leaseback of nuclear fuel	110,572	141,570	(30,998)
Proceeds from sale of assets and businesses	-	53,452	(53,452)
Payment for purchase of plant	(250,274)	-	(250,274)
Investment in nonutility properties	1,476	(5,105)	6,581
Decrease (increase) in other investments	(15,035)	436,090	(451,125)
Purchase of other temporary investments	(153,300)	(2,920,725)	2,767,425
Liquidation of other temporary investments	630,250	2,510,575	(1,880,325)
Proceeds from nuclear decommissioning trust fund sales	1,000,837	585,557	415,280
Investment in nuclear decommissioning trust funds	(1,099,870)	(679,550)	(420,320)
Other regulatory investments	(413,904)	(27,971)	(385,933)
Net cash flow used in investing activities	(2,292,925)	(1,524,354)	(768,571)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	4,345,603	4,178,935	166,668
Preferred stock	201,349	-	201,349
Common stock and treasury stock	53,593	139,435	(85,842)
Retirement of long-term debt	(3,008,541)	(4,256,041)	1,247,500
Repurchase of common stock	(495,595)	(1,372,620)	877,025
Redemption of preferred stock	(33,719)	(3,450)	(30,269)
Changes in credit line borrowings - net	(75)	(229)	154
Dividends paid:
Common stock	(450,194)	(443,176)	(7,018)
Preferred stock	(26,724)	(23,355)	(3,369)
Net cash flow provided by (used in) financing activities	585,697	(1,780,501)	2,366,198

Effect of exchange rates on cash and cash equivalents	(819)	(132)	(687)

Net increase (decrease) in cash and cash equivalents	275,511	(323,678)	599,189

Cash and cash equivalents at beginning of period	476,875	808,163	(331,288)

Effect of the deconsolidation of Entergy New Orleans on cash and cash equivalents	-	(7,610)	7,610

Cash and cash equivalents at end of period	$752,386	$476,875	$275,511

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$485,516	$474,185	$11,331
Income taxes	($239,305)	$48,527	($287,832)